Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert
Director, Investor and Corporate
Communications
(386) 681-4281
INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL
RESULTS FOR THE SECOND QUARTER OF FISCAL 2010
~Company Updates Full-Year Financial Guidance~
     DAYTONA BEACH, Fla. — July 8, 2010 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported results for its fiscal second quarter ended May 31, 2010.
     “During the quarter, we hosted five NASCAR Sprint Cup series weekends packed with exciting on track competition,” stated ISC Chief Executive Officer Lesa France Kennedy. “Our value-pricing initiatives, as well as the recent competition and Sprint Cup Series car design changes implemented by NASCAR, are being well received by the fans who continue to attend our events in strong numbers. However, our financial results for the second quarter were adversely impacted by the ongoing economic headwinds and compounded by weather issues, which further impacted attendance-related revenues at our Martinsville Speedway and Talladega Superspeedway race weekends.”
     Ms. France Kennedy continued, “It is becoming increasingly clear that there will not be any meaningful macroeconomic recovery, particularity in unemployment and consumer confidence levels, for the balance of the year. We based our 2010 financial projections on economic forecasts reflecting expectations that the economy would by now have stabilized and be showing stronger growth in the second half of the year. We remain concerned about consumer spending based on many economic indicators, most recently the substantial drop in the Consumer Confidence Index which demonstrates the fragile state of the economic recovery.
     “Fortunately, through our prudent financial discipline, we continue to weather any interim volatility. We are mindful, particularly in these uncertain times, to maintain our commitment to the guest experience and not undermine the perception of the value of our product. Despite the current pressure on revenues and cash flow, through strategic focus which has brought us to the enviable financial position we are in today, I am confident we will emerge a more efficient business better positioned for long-term growth.
     “Also, I am pleased to report that the former owners of Kentucky Speedway did not petition the United States Supreme Court for a writ of certiorari, effectively concluding the litigation against ISC and NASCAR.
-more-

ISC REPORTS FISCAL 2010 SECOND QUARTER RESULTS	PAGE 2
This puts an end to any question about which locations and dates NASCAR can operate its races. Like other sports such as the National Football League and Major League Baseball, NASCAR can host its events where it decides is best for the sport and its fans.”
Second Quarter Comparison
     Total revenues for the second quarter decreased to $142.2 million, compared to revenues of $152.4 million in the prior-year period. Operating income was $21.3 million during the period compared to $31.7 million in the second quarter of fiscal 2009. In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:
•	A Grand American series event was held at Homestead-Miami Speedway in the second quarter of fiscal 2010 that was previously held in the fourth quarter of fiscal 2009.

•	Accelerated depreciation of $0.5 million, or $0.01 per diluted share after tax, in the second quarter of 2009 for certain office and related buildings in Daytona Beach associated with the Company’s previously announced Daytona Development project.

•	The impairment of long-lived assets, during the three months ended May 31, 2010, of approximately $0.4 million is attributable to the removal of certain long-lived assets located at our motorsports facilities.

•	During the second quarter of fiscal 2010, the Company amortized approximately $1.2 million, or $0.01 per diluted share after tax, related to its interest-rate swap for which there was no comparable amortization in the same period in the prior year. This amortization was recorded in interest expense in the consolidated statement of operations.

•	During the second quarter of fiscal 2010, the Company recognized a $0.5 million, or $0.01 per diluted share after tax, charge for equity in net loss from equity investments related to certain start up costs associated with its Hollywood Casino at Kansas Speedway. The second quarter of fiscal 2009, the Company recognized a $57.3 million, or $1.17 per diluted share after tax, charge for equity in net loss from equity investments related to Motorsports Authentics, LLC (“MA”), ISC’s motorsports-related merchandise 50/50 joint venture with Speedway Motorsports Inc. Included is an approximately $55.6 million, or $1.14 per diluted share after tax, non-cash charge to reflect an impairment recognized by ISC on its equity investment in MA. Under equity method accounting the Company discontinued applying the equity method since the carrying value of its investment in MA was zero as of November 30, 2009 and May 31, 2010. Based on this, the Company did not recognize any net loss from operations of MA during the three months ended May 31, 2010.

•	The 2009 fiscal second quarter results include interest income, net of tax, recorded as a reduction of income tax expense of approximately $8.9 million, or $0.18 per diluted share, for interest earned on

ISC REPORTS FISCAL 2010 SECOND QUARTER RESULTS	PAGE 3
the deposited funds which were ultimately returned to the Company as a result of the definitive settlement agreement entered into with the Internal Revenue Service (“Service”) in connection with the previously disclosed federal income tax examination for its 1999 through 2005 fiscal years.
•	As a result of the definitive settlement agreement the Company reached last year with the Service and based on favorable settlements and ongoing discussions with certain states, ISC, in fiscal second quarter 2010, de-recognized potential interest and penalties totaling approximately $0.7 million or $0.02 per diluted share after tax. This de-recognition of interest and penalties was recognized as a reduction in income tax expense in its consolidated statement of operations.
     Net income for the second quarter was $10.3 million, or $0.21 per diluted share, compared to net loss of $31.7 million, or $0.65 per diluted share, in the prior year. Excluding discontinued operations; the Hollywood Casino at Kansas Speedway — equity in net loss from equity investment; impairments of certain other long-lived assets; the amortization related to an interest rate swap recorded in interest expense; and the de-recognition of interest and penalties related to the previously discussed state tax settlements, non-GAAP (defined below) net income for the second quarter of 2010 was $10.8 million, or $0.22 per diluted share. Non-GAAP net income for the second quarter of 2009 was $17.0 million, or $0.35 per diluted share.
Year-to-Date Comparison
     For the six months ended May 31, 2010, total revenues were $294.2 million, compared to $318.5 million in 2009. Operating income for the six-month period was $61.1 million compared to $81.7 million in the prior year.
     Year-over-year comparability was impacted by:
•	A NASCAR Camping World Truck Series event held at Auto Club Speedway in the first quarter of fiscal 2009 was not held in the first quarter of fiscal 2010.

•	A Grand American series event was held at Homestead-Miami Speedway in the second quarter of fiscal 2010 that was previously held in the fourth quarter of fiscal 2009.

•	Accelerated depreciation charges for the six months ended May 31, 2009, of $1.0 million, or $0.01 per diluted share after tax, associated with the previously discussed Daytona Development project.

•	The impairment of long-lived assets, during the six months ended May 31, 2010, of approximately $0.7 million, or $0.01 per diluted share after tax, is attributable to the removal of certain long-lived assets located at our motorsports facilities.

•	For the six months ended May 31, 2010, the Company amortized approximately $2.5 million or $0.03 per diluted share after tax, related to its interest-rate swap for which there was no comparable amortization in the same period in the prior year.

ISC REPORTS FISCAL 2010 SECOND QUARTER RESULTS	PAGE 4
•	For the six months ended May 31, 2010, the Company recognized a $1.5 million, or $0.02 per diluted share after tax, charge for equity in net loss from equity investments related to certain start up costs associated with its Hollywood Casino at Kansas Speedway. The six months ended May 31, 2009, included a $58.9 million, or $1.21 per diluted share after tax, charge for equity in net loss from equity investments related to MA, which includes the previously discussed impairment on MA. The Company did not recognize any net loss from operations of MA during the six months ended May 31, 2010.

•	The previously mentioned interest earned on the deposited funds returned to the Company as a result of the definitive settlement agreement it entered into with the Service.

•	As a result of the aforementioned definitive settlement agreement the Company reached last year with the Service and based on favorable settlements and ongoing discussions with certain states, for the six months ended May 31, 2010, the Company de-recognized potential interest and penalties totaling approximately $6.2 million or $0.13 per diluted share after tax. This de-recognition of interest and penalties was recognized as a reduction in income tax expense in its consolidated statement of operations.
     Net income for the six months ended May 31, 2010, was $35.7 million, or $0.74 per diluted share, compared to a net loss of $6.6 million, or $0.13 per diluted share in 2009. Excluding discontinued operations; the Hollywood Casino at Kansas Speedway — equity in net loss from equity investment; impairments of certain other long-lived assets; the amortization related to an interest rate swap recorded in interest expense; and the de-recognition of interest and penalties related to the previously discussed state tax settlements, non-GAAP (defined below) net income for the for the six months ended May 31, 2010, was $32.4 million, or $0.67 per diluted share. This is compared to non-GAAP net income for the first six months of 2009 of $44.2 million, or $0.91 per diluted share.
GAAP to Non-GAAP Reconciliation
     The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.
     The adjustments for 2009 relate to a charge for accelerated depreciation for certain office and related buildings in Daytona Beach, impairments of certain other long-lived asset, Motorsports Authentics — equity in net loss from equity investment, and interest income related to the Settlement with the Service.

ISC REPORTS FISCAL 2010 SECOND QUARTER RESULTS	PAGE 5
     The adjustments for 2010 relate to the impairments of certain other long-lived assets, amortization of interest rate swap, Hollywood Casino at Kansas Speedway — equity in net loss from equity investment, and the de-recognition of interest and penalties related to the previously discussed state tax settlements.
     The Company believes such non-GAAP information is useful and meaningful to investors, and is used by investors and ISC to assess core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information identifies and separately displays the equity investment earnings and losses and adjusts for items that are not considered to be reflective of the Company’s continuing core operations at its motorsports entertainment facilities. The Company believes that such non-GAAP information improves the comparability of the operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating the business and as such deemed it important to provide such information to investors.

ISC REPORTS FISCAL 2010 SECOND QUARTER RESULTS	PAGE 6

	(In Thousands, Except Per Share Amounts)
	(Unaudited)
	Three Months Ended		Six Months Ended
	May 31, 2009	May 31, 2010	May 31, 2009	May 31, 2010

Net (loss) income	$(31,740)	$10,262	$(6,594)	$35,702
Loss from discontinued operations, net of tax	45	—	87	47

(Loss) income from continuing operations	(31,695)	10,262	(6,507)	35,749

Equity in net loss from equity investments, net of tax	57,274	291	58,913	937

Consolidated income from continuing operations excluding equity in net loss from equity investments	25,579	10,553	52,406	36,686

Adjustments, net of tax:
Additional depreciation	319	—	638	—
Impairment of long-lived assets	9	267	52	396
Amortization of interest rate swap	—	754	—	1,517
Interest income from IRS Settlement	(8,923)	—	(8,923)	—
State tax settlements	—	(744)	—	(6,163)

Non-GAAP net income	$16,984	$10,830	$44,173	$32,436

Per share data:
Diluted (loss) earnings per share	$(0.65)	$0.21	$(0.13)	$0.74
Loss from discontinued operations, net of tax	—	—	—	—

(Loss) income from continuing operations	(0.65)	0.21	(0.13)	0.74

Equity in net loss from equity investments	1.17	0.01	1.21	0.02

Consolidated income from continuing operations excluding equity in net loss from equity investments	0.52	0.22	1.08	0.76
Adjustments, net of tax:
Additional depreciation	0.01	—	0.01	—
Impairment of long-lived assets	0.00	0.01	0.00	0.01
Amortization of interest rate swap	—	0.01	—	0.03
Interest income from IRS Settlement	(0.18)	—	(0.18)	—
State tax settlements	—	(0.02)	—	(0.13)

Non-GAAP diluted earnings per share	$0.35	$0.22	$0.91	$0.67

Major Events

ISC REPORTS FISCAL 2010 SECOND QUARTER RESULTS	PAGE 7

Fiscal Second Quarter Events
Facility	Dates	Major Event Hosted

Daytona International Speedway	March 3-5	AMA Pro Racing
Homestead-Miami Speedway	March 6-7	Grand-Am Rolex Sports Car
Martinsville Speedway	March 26-28	NASCAR Sprint Cup and NASCAR Camping World Truck
Auto Club Speedway	March 26-28	AMA Pro Racing
Phoenix International Raceway	April 9-11	NASCAR Sprint Cup and NASCAR Nationwide
Talladega Superspeedway	April 23-25	NASCAR Sprint Cup; NASCAR Nationwide and ARCA RE/MAX
Richmond International Raceway	Apr. 30 - May 2	NASCAR Sprint Cup and NASCAR Nationwide
Kansas Speedway	May 1-2	IZOD IndyCar and NASCAR Camping World Truck
Darlington Raceway	May 7-9	NASCAR Sprint Cup and NASCAR Nationwide

Fiscal Third Quarter Events
Facility	Dates	Major Event Hosted

Watkins Glen International	June 5-6	Grand-Am Rolex Sports Car
Michigan International Speedway	June 11-13	NASCAR Sprint Cup; NASCARCamping World Truck; and ARCA RE/MAX
Daytona International Speedway	July 2-4	NASCAR Sprint Cup; NASCAR Nationwide and Grand-Am Rolex Sports Car
Watkins Glen International	July 4	IZOD IndyCar
Chicagoland Speedway	July 9-11	NASCAR Sprint Cup and NASCAR Nationwide
Watkins Glen International	August 6-8	NASCAR Sprint Cup; NASCAR Nationwide and Grand-Am Rolex Sports Car
Michigan International Speedway	August 13-15	NASCAR Sprint Cup and NASCAR Nationwide
Darlington Raceway	August 14	NASCARCamping World Truck
Chicagoland Speedway	August 27-29	IZOD IndyCar and NASCAR Camping World Truck
Circuit Gilles Villeneuve, Montreal	August 27-29	NASCAR Nationwide and Grand-Am Rolex Sports Car
          From a marketing partnership perspective, ISC has agreements in place for 91 percent of its gross marketing partnership revenue target for fiscal 2010. The Company has recently signed deals with Ruiz Foods, Papa John’s Pizza, and Toyota Motor Sales. ISC also signed a letter of intent with Lowe’s for its Kobalt Tools brand to serve as the title sponsor for the Phoenix NASCAR Sprint Cup Series event in November. Royal Purple Synthetic Oil has signed a multiyear deal to be the title sponsor for the Company’s NASCAR Nationwide Series event held in May at Darlington. Currently, ISC has only one Sprint Cup title sponsorship open at Richmond.
          “The general tone of our meetings with current and prospective corporate partnership clients is much more upbeat than it was a year ago. While corporate budgets are still constrained and our partnership revenues will be down for the year, it does provide some encouragement for next year and beyond,” stated Ms. France Kennedy. “For the year, we have added a number of new brands and companies to our roster of corporate marketing partners such as Samuel Adams; Bubba Burgers; Drive-4-COPD; Hershey’s Milk and Milkshakes; Safelite AutoGlass; the U.S. Census; and Showtime Entertainment.”
External Growth and Other Initiatives
          Hollywood Casino at Kansas Speedway
          During the fiscal second quarter, Kansas Entertainment, LLC, the Company’s 50/50 joint venture with Penn National Gaming, Inc., marked the beginning of construction on its Hollywood Casino at Kansas Speedway with a groundbreaking ceremony. The development of the Hollywood-themed and branded entertainment destination facility is expected to open in the first half of 2012.

ISC REPORTS FISCAL 2010 SECOND QUARTER RESULTS	PAGE 8
          Staten Island
          In connection with ISC’s efforts to sell its Staten Island property, on April 19, 2010, the Company executed an amendment to the Agreement which provided an extension to KB Holdings to close the transaction on or before June 30, 2010. Under the terms of that extension, the maximum purchase price to be paid by KB Holdings is $88.0 million; however, certain price reductions were available if the closing were to occur before June 30. The closing did not occur on June 30 and ISC is presently negotiating a further extension to the Agreement. While the Company remains optimistic that a closing will occur, there can be no assurance that it will reach an agreement with KB Holdings on a further extension, or that KB Holdings will secure the required equity commitments and proceed to closing.
          Motorsports Authentics
          In June 2010, MA successfully restructured its business with reasonable future opportunities to operate profitably. MA, previous to its restructuring, had licenses, many involving guaranteed minimum royalty payments over the term, for exclusive and non-exclusive product distribution with certain teams competing in NASCAR. The products included a broad range of motorsports-related apparel, gifts, die-cast replica collectibles, and other memorabilia, which were marketed through a combination of mass retail, domestic wholesale, trackside, international and collector’s club distribution channels.
          In the fiscal third quarter 2009, MA, suffering financial stress from the recession, ceased paying certain guaranteed royalties under several license agreements where estimated royalties payable based on projected sales were less than stipulated guaranteed minimum royalties payable. MA did pay all earned royalties and was exploring business strategies in conjunction with certain motorsports industry stakeholders to find the optimal business model for long-term viability.
          In July 2010, industry stakeholders have created the NASCAR Teams Licensing Trust (“Trust”) that is represented by a Board of Directors that includes representatives from NASCAR, the sanctioning body, and from 11 participating NASCAR Teams. The Trust will represent four key categories, die-cast, toys, apparel and trackside retail rights, and will grant the rights of any driver that is participating in the licensing categories included in the Trust. This should allow the industry to more efficiently manage costs and increase revenues, while providing a wider selection of products for fans.
          Concurrent with the creation of the Trust, MA management, ownership and industry stakeholders negotiated MA’s release from future guaranteed minimum royalties as well as the current unearned guaranteed minimum royalties payable to NASCAR team licensors. With respect to the one agreement secured by parent company guarantees, MA and the parent companies negotiated a settlement amount to eliminate future guaranteed minimum royalties.
          As a result of the settlement, the Company’s remaining guaranty exposure, to one NASCAR team licensor, has been reduced to approximately $5.5 million and will be satisfied upon MA making certain payments to the team through January 2013. While it is possible that some obligation under this guarantee may occur in the future, the amount the Company ultimately could pay, if any, cannot be estimated at this time. In any event, the Company does not believe that the ultimate financial outcome will have a material impact on its financial position or results of operations.

ISC REPORTS FISCAL 2010 SECOND QUARTER RESULTS	PAGE 9
Capital Spending
          For the three months ended May 31, 2010, ISC spent $27.2 million on capital expenditures, which includes $24.4 million for projects at its existing facilities. The remaining $2.8 million of spending is primarily related to the construction of the new ISC headquarters which is funded from long-term restricted cash and investments provided by the headquarters financing.
          At May 31, 2010, the Company had approximately $62.2 million remaining in capital projects currently approved for its existing facilities. These projects include the track repaving at Daytona; grandstand seating enhancements and infield improvements at Michigan; parking improvements at Daytona; grandstand seating enhancements at Talladega; track enhancements at Watkins Glen; improvements at various facilities for expansion of parking, camping capacity and other uses; and a variety of other improvements and renovations to its facilities that enable ISC to effectively compete with other sports venues for consumer and corporate spending.
          As a result of these currently approved projects and anticipated additional approvals in fiscal 2010, the Company expects its total fiscal 2010 capital expenditures will be approximately $85.0 million to $95.0 million which includes approximately $60.0 million to $80.0 million of capital expenditures at its existing facilities, depending on the timing of certain projects. ISC reviews the capital expenditure program periodically and modifies it as required to meet current business needs.
Share Repurchase Program
          There were no purchases of ISC’s Class A common shares pursuant to the Stock Purchase Plan during the three months ended May 31, 2010. Since inception of the Stock Purchase Plan through May 31, 2010, the Company has purchased 5.1 million shares of its Class A common shares, for a total of approximately $218.0 million. At May 31, 2010, the Company had approximately $32.0 million remaining repurchase authority under the current Plan.
          While ISC continues to consider its share repurchase program an important component of its long-term capital allocation strategy, the Company plans on maintaining strong cash reserves awaiting a sustained return to the robust operating cash flows enjoyed prior to the economic downturn. On a quarterly basis and pursuant to the trading plan under Rule10b5-1, ISC reviews and adjusts, if necessary, the parameters of its Stock Purchase Plan.
Fiscal 2010 Financial Outlook
          The Company is revising its full year guidance as a result of the sluggish economic recovery, particularly in job growth and consumer spending trends. ISC now expects 2010 full year total revenue will range between $650 million to $660 million and full year non-GAAP earnings of $1.50 to $1.60 per diluted share. The non-GAAP earnings per share estimates exclude the operating results from ISC’s equity investments in Motorsports Authentics and Kansas Entertainment; any future loss on impairment of long-lived assets which could be recorded as part of capital improvements resulting in removal of assets not fully depreciated; gain or loss on the sale of its Staten Island property or any unanticipated further impairment of the property; the de-recognition of interest and penalties related to the state tax settlements in income tax expense; and any amortization related to its interest rate swap recorded in interest expense, or any charges ultimately recorded in connection with contingent liabilities.

ISC REPORTS FISCAL 2010 SECOND QUARTER RESULTS	PAGE 10
          Core Operations
          The proposed guidance takes into account the fact that advance ticket sales are still trending down year-over-year and corporate partnership sales, while encouraging, are also expected to decrease. Lower revenue will be partially offset by annualized cost savings established throughout 2009 and lower Prize & Point Fund Monies.
          On a percentage basis as compared to fiscal 2009;
•	Attendance revenues are forecasted to decrease as much as 15 percent;

•	Food, beverage and merchandise revenues forecasted to decrease to the mid-single digits;

•	Domestic television and ancillary media rights fees revenue will increase approximately 2.5 percent.

•	Other motorsports-related revenues, which are primarily comprised of sponsorship, hospitality, advertising and other related revenues, are forecasted to decrease in the mid- to high single digits.

•	From an expense standpoint, direct expenses — Prize & Point Fund Monies and NASCAR sanction fees; Motorsports related expenses; and Food, beverage & merchandise Expense — to decrease to the low single digits.
          Margins
          ISC continues to expect non-GAAP earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 margins, operating margins, and effective income tax rates for the 2010 full year to range as follows:
•	EBITDA Margin: 32% - 34%

•	Operating Margin: 21% - 24%

•	Effective Tax Rate: 38% - 39%
          In closing, Ms. France Kennedy added, “While our business is impacted by the macroeconomic environment, we still have significant top-line visibility with our contracted revenues. This combined with our improved efficiencies will ensure that our business will continue to generate substantial cash flow to fund capital expenditures, pay down debt and return capital to shareholders.

1.	EBITDA is a non-GAAP financial measure used by the Company as an important indicator of its operating margin.

ISC REPORTS FISCAL 2010 SECOND QUARTER RESULTS	PAGE 11
          “We remain a leader in motorsports entertainment. Our premier venues across North America host successful events nearly every month of the year. Despite economic challenges, we continue to provide unmatched value to our marketing partners while delivering lasting memories to our guests. I am confident that once the macroeconomic situation improves to a level where new jobs are created, we will have the ability over time to grow our revenues back to levels of only a few years ago.”
Conference Call Details
          The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 83599102. A live Webcast will also be available at that time on the Company’s Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section.
          A replay will be available two hours after the end of the call through midnight Thursday, July 22, 2010. To access, dial toll free (800) 642-1687 and enter the code 83599102, or visit the “Investor Relations” section of the Company’s Web site.
          International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its subsidiary, Stock-Car Montreal.
          The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network; the DAYTONA 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, and official attraction of NASCAR®; and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company’s Web site at www. internationalspeedwaycorporation.com.
          Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs.

ISC REPORTS FISCAL 2010 SECOND QUARTER RESULTS	PAGE 12
Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
(Tables Follow)

ISC REPORTS FISCAL 2010 SECOND QUARTER RESULTS	PAGE 13
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Six Months Ended
	May 31, 2009	May 31, 2010	May 31, 2009	May 31, 2010
	(Unaudited)
REVENUES:
Admissions, net	$43,680	$35,695	$91,516	$74,232
Motorsports related	92,908	91,756	195,442	190,314
Food, beverage and merchandise	13,392	11,968	26,801	24,367
Other	2,398	2,747	4,738	5,279

	152,378	142,166	318,497	294,192

EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	35,390	35,201	69,532	68,076
Motorsports related	31,953	32,115	61,062	59,862
Food, beverage and merchandise	9,249	8,780	18,726	17,267
General and administrative	25,569	25,909	50,504	50,492
Depreciation and amortization	18,489	18,425	36,880	36,784
Impairment of long-lived assets	15	433	85	656

	120,665	120,863	236,789	233,137

Operating income	31,713	21,303	81,708	61,055
Interest income	230	38	694	100
Interest expense	(5,509)	(5,142)	(11,779)	(10,755)
Equity in net loss from equity investments	(57,274)	(474)	(58,913)	(1,549)
Other income	163	—	334	—

(Loss) income from continuing operations before income taxes	(30,677)	15,725	12,044	48,851
Income taxes	1,018	5,463	18,551	13,102

(Loss) income from continuing operations	(31,695)	10,262	(6,507)	35,749
Loss from discontinued operations	(45)	—	(87)	(47)

Net (loss) income	$(31,740)	$10,262	$(6,594)	$35,702

Basic earnings per share:
(Loss) income from continuing operations	$(0.65)	$0.21	$(0.13)	$0.74
Loss from discontinued operations	—	—	—	—

Net (loss) income	$(0.65)	$0.21	$(0.13)	$0.74

Diluted earnings per share:
(Loss) income from continuing operations	$(0.65)	$0.21	$(0.13)	$0.74
Loss from discontinued operations	—	—	—	—

Net (loss) income	$(0.65)	$0.21	$(0.13)	$0.74

Dividends per share	$0.14	$0.16	$0.14	$0.16

Basic weighted average shares outstanding	48,565,438	48,151,840	48,557,010	48,209,102

Diluted weighted average shares outstanding	48,565,438	48,243,168	48,557,010	48,312,954

ISC REPORTS FISCAL 2010 SECOND QUARTER RESULTS	PAGE 14
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	November 30, 2009	May 31, 2009	May 31, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$158,572	$146,336	$166,634
Short-term investments	200	200	200
Restricted cash	—	802	—
Receivables, less allowance	41,934	66,897	48,462
Receivables from Internal Revenue Service	—	111,984	—
Inventories	2,963	4,080	3,840
Income taxes receivable	4,015	—	—
Deferred income taxes	2,172	2,191	2,420
Prepaid expenses and other current assets	8,100	20,138	15,314

Total Current Assets	217,956	352,628	236,870

Property and Equipment, net	1,353,636	1,334,777	1,376,294
Other Assets:
Long-term restricted cash and investments	10,144	26,859	2,201
Equity investments	—	18,825	26,673
Intangible assets, net	178,610	178,790	178,610
Goodwill	118,791	118,791	118,791
Other	29,766	21,202	9,335

	337,311	364,467	335,610

Total Assets	$1,908,903	$2,051,872	$1,948,774

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,387	$3,060	$54,856
Accounts payable	18,801	21,026	22,049
Deferred income	63,999	151,925	113,184
Income taxes payable	8,668	3,735	1,140
Other current liabilities	19,062	22,113	23,384

Total Current Liabilities	113,917	201,859	214,613

Long-Term Debt	343,793	421,019	266,302
Deferred Income Taxes	247,743	237,089	262,265
Long-Term Tax Liabilities	20,917	22,543	7,263
Long-Term Deferred Income	12,775	13,327	11,663
Other Long-Term Liabilities	30,481	23,517	30,017
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	278	278	275
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	205	207	205
Additional paid-in capital	493,765	497,496	482,973
Retained earnings	665,274	651,957	693,270
Accumulated other comprehensive loss	(20,245)	(17,420)	(20,072)

Total Shareholders’ Equity	1,139,277	1,132,518	1,156,651

Total Liabilities and Shareholders’ Equity	$1,908,903	$2,051,872	$1,948,774

ISC REPORTS FISCAL 2010 SECOND QUARTER RESULTS	PAGE 15
Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended
	May 31, 2009	May 31, 2010
	(Unaudited)
OPERATING ACTIVITIES
Net (loss) income	$(6,594)	$35,702
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	36,880	36,784
Stock-based compensation	1,187	833
Amortization of financing costs	270	291
Amortization of interest rate swap	—	2,506
Deferred income taxes	4,650	3,253
Loss from equity investments	58,913	1,549
Impairment of long-lived assets, non cash	85	656
Other, net	(334)	4
Changes in operating assets and liabilities:
Receivables, net	(19,380)	(6,528)
Inventories, prepaid expenses and other assets	(13,445)	(9,660)
Accounts payable and other liabilities	(5,836)	(9,745)
Deferred income	48,057	48,073
Income taxes	(10,533)	(6,731)

Net cash provided by operating activities	93,920	96,987
INVESTING ACTIVITIES
Capital expenditures	(41,382)	(51,149)
Proceeds from equity investments/affiliates	12,500	—
Equity investments and advance to affiliates	(432)	(14,174)
Decrease in restricted cash	14,931	7,943
Other, net	(1,016)	—

Net cash used in investing activities	(15,399)	(57,380)
FINANCING ACTIVITIES
Payment of long-term debt	(150,859)	(26,090)
Reacquisition of previously issued common stock	(246)	(5,455)

Net cash used in financing activities	(151,105)	(31,545)

Net (decrease) increase in cash and cash equivalents	(72,584)	8,062
Cash and cash equivalents at beginning of year	218,920	158,572

Cash and cash equivalents at end of year	$146,336	$166,634

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